UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__ )

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ETSY, INC.
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Supplement to Definitive Proxy Statement dated April 17, 2026
For the 2026 Annual Meeting of Stockholders to be held on June 9, 2026

This supplement (the “Supplement”) amends and supplements the definitive proxy statement filed by Etsy, Inc. (“Etsy” or the “Company”) with the U.S. Securities and Exchange Commission on April 17, 2026 (the “Proxy Statement”) in connection with Etsy’s Annual Meeting of Stockholders to be held on June 9, 2026 (the “2026 Annual Meeting”). This Supplement should be read in conjunction with the Proxy Statement.

Additional Information Related to Proposal 4, approval of an amendment to our 2024 Equity Incentive Plan to increase the number of shares available for issuance.

On April 9, 2026, our Board of Directors (our “Board”) approved an amendment to our 2024 Equity Incentive Plan (as amended, “the Amended 2024 Plan”), subject to approval by our stockholders, to increase the number of shares available for issuance by 3,824,088 shares, or approximately 4% of shares outstanding as of March 31, 2026.

Equity compensation is an integral part of our compensation program, which is essential for executing on our business strategy and preserving our mission to “Keep Commerce Human.” Equity is important not only for our Executive Team and Directors, but also for a significant percentage of our employees. The technology industry is highly competitive, particularly for engineering and product talent. The use of equity within our compensation program aligns the interests of our Executive Team, Directors, and employees with the interests of Etsy’s long-term stockholders. If we are unable to grant equity awards, we would need to significantly increase cash compensation for executives and employees to remain competitive, which would reduce the cash otherwise available to invest in our business and/or return to stockholders, such as through share repurchases.

We have presented a modest and targeted share increase request intended to maintain our equity compensation program and the competitive market position of our compensation program. Based on shares outstanding as of March 31, 2026, our share overhang was less than 16%, and would be at or under 20% after giving effect to the additional shares requested. This modest share request is consistent with the anticipated share usage communicated when our plan was last approved in 2024 and will enable our continued use of equity compensation, which is necessary to maintain a competitive compensation program.

This request is presented following substantial steps that have contributed to recalibration of our stock-based compensation, including:

•Divestitures: In recent years, Etsy has divested (or agreed to divest) three equity-intensive subsidiaries: Elo7 (2023), Reverb (2025), and Depop (pending, with closing anticipated by the end of the third quarter of 2026). What remains post-divestitures will be a profitable, mature, core marketplace where equity spend as a portion of revenue and enterprise value is lower.

•Introduction of Long-term Cash Awards: In 2025, Etsy replaced a portion of the grant value for certain employees below the VP level with cash-based long-term compensation, which reduced equity grant values for that population.

•Vesting Period Reduction: In 2025, Etsy also shortened the standard equity vesting terms from four years to three years, generally reducing the value of annual refresh equity grants. This shift, when combined with the introduction of long-term cash awards, reduced annual equity expense in 2025 by approximately 13%.

Collectively, these efforts reflect a deliberate recalibration of grant levels and their dilutive effect following the elevated equity compensation environment of the 2021–2022 technology hiring cycle. For additional details, please see slides included as Appendix A to this Supplement. As a result, we believe that historical equity usage does not appropriately reflect Etsy’s current and expected go-forward equity compensation program.

By approving Proposal 4, stockholders will provide Etsy the flexibility to hire and retain talent necessary to preserve the uniqueness and scale of the Etsy marketplace, while preserving cash to invest in our business and/or return to stockholders. We saw encouraging signals during the first quarter of 2026 that our growth priorities are taking hold, including 5.5% year-over-year growth in Etsy marketplace gross merchandise sales1. Further, we continue to execute with discipline, measuring progress through observable changes in customer behavior. We believe that stockholders’ approval of Proposal 4 will allow Etsy to execute on our growth priorities at this pivotal period
1 Excluding Reverb from the prior year period and reflecting Depop as discontinued operations for all periods.

following our leadership transition. If Proposal 4 is not approved, we may be required to reevaluate our compensation program, which could include pivoting to cash compensation as a larger component of total compensation.

For additional details, please see slides included as Appendix A to this Supplement, where we provide data demonstrating how our equity program reflects a track record of intentional and effective cost management.

Our Board recommends a vote “FOR” the approval of an amendment to our 2024 Equity Incentive Plan to increase the number of shares available for issuance.

__________

Additional Information Related to Proposal 1, Election of Directors.

At our 2026 Annual Meeting, each of M. Michele Burns, Josh Silverman, and Fred Wilson are standing for re-election. Mr. Wilson brings extensive experience with technology and social media companies, as well as deep understanding of our business and operations through his tenure on our Board and as one of our early investors. Mr. Wilson has significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.

Additionally, in January 2026, Mr. Wilson became Etsy’s Lead Independent Director. His appointment as Etsy’s Lead Independent Director followed our previously announced leadership transition pursuant to which Kruti Patel Goyal became our Chief Executive Officer and Josh Silverman stepped down as Chief Executive Officer to become Executive Chair, in each case effective as of January 1, 2026.

In addition to overseeing two CEO leadership transitions at Etsy, he brings deep experience, strong independent judgment, and a long history of thoughtful stewardship. Our Board believes that having a Lead Independent Director is an important governance best practice, and that Fred is exceptionally well suited for the Lead Independent Director role.

Further, Etsy’s mission to “Keep Commerce Human” requires us to serve a community of buyers and sellers that is extraordinarily diverse. As a result, we have long valued diversity of all types in our business as well as on our Board. For example:

•Five of our 11 directors self-identified as women (45% women), and three self-identified as racially/ethnically diverse (27% racially/ethnically diverse).

•Our directors have a breadth of experience across industries and disciplines and a range of tenures, as well as a broad variety of backgrounds, including differences of viewpoint, age, skill, gender, race, ethnicity, and disability status.

•Additionally, our Policies and Procedures for Director Candidates provide that, when searching for new directors, our Nominating and Corporate Governance Committee will make reasonable efforts to seek out diverse candidates.

Approving the re-election of Mr. Wilson as a director maintains continuity of leadership at Etsy at this pivotal time following our CEO leadership transition as we focus on executing on our growth priorities and the core Etsy marketplace.

Our Board recommends a vote “FOR” each of the director nominees included in Proposal 1, Election of Directors.

__________

Cautionary Note Regarding Forward-Looking Statements

This proxy supplement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements relating to our stock-based compensation plans, philosophy, or goals; our mission, strategy, or our growth opportunities; the impact of our executive leadership transitions; the consummation and impact of sales or divestitures; future investments and the return of capital to stockholders; and the timing of any of the foregoing. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and derivative forms and/or negatives of those terms.

Forward-looking statements are not guarantees of performance and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K, as updated by our Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this proxy supplement.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy supplement and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

Appendix A

Etsy

Equity Program: A Track Record of Intentional and Effective Cost Management

Key equity metrics at a glance

-56%

Reduction in total grant value[1]

$627M in 2022 → $278M in 2025. Further reduction anticipated in 2026.

-55%

Reduction in Etsy standalone grant value[1]

$537M in 2022 → $242M in 2025. Further reduction anticipated in 2026.

3

Equity-intensive subsidiaries divested or pending divestiture

Elo7 (2023) · Reverb (2025) · Depop (2026 - pending)

-14%

Annual equity expense reduction

$285M at peak in 2023 to $246M in 2025. Further reduction anticipated in 2026.

(1) In this Supplement, "grant value" is the aggregate grant date fair value as determined in accordance with FASB ASC

Key drivers of equity cost reduction

Structural and program-design changes that are systematically lowering equity program costs

01

Divestitures

Elo7, Reverb, and Depop (pending) were earlier-stage businesses with equity compensation structures typical of growth-oriented subsidiaries. What remains post-divestiture will be a profitable, mature core marketplace where equity grant value as a proportion of revenue and enterprise value is lower.

02

Vesting period reduction

In 2025, Etsy shortened the standard equity vesting period for refresh awards from 4 years to 3 years, generally reducing the value of annual refresh equity grants.

03

Replaced a portion of equity with cash awards

In 2025, Etsy supplanted a portion of equity grants with long-term cash (LTC) awards for certain employees below the VP level. This shift, coupled with the vesting period reduction, reduced annual equity expense in 2025 by approximately 13%.

04

Meaningfully reduced equity values granted

Total annual grant value fell 56% from 2022 to 2025, with per-employee grant value at Etsy standalone declining more than 50%. This reflects a deliberate recalibration of grant levels following the elevated equity values of the 2021–2022 tech hiring cycle, further accelerated by the 2025 program changes.

Total equity grant value ($M)

Sequential declines as a result of structural and program-design changes

Elo7 (divested 2023)
Reverb (divested 2025)
Depop (Pending divestiture 2026)
Etsy core
$ 800
$ 600
$ 400
$ 200
$ -
$ 627
$ 366
$ 320
$ 278
2023: significant reduction in values granted post tech hiring cycle
2025: vesting 4→3 yrs + LTC
2022
2023
2024
2025

Total equity grant value as % of revenue

2022	2023	2024	2025
24.4%	**13.3%**	**11.4%**	**9.6%**
of revenue	of revenue	of revenue	of revenue
$2,566M	$2,748M	$2,808M	$2,884M

Grant value as a % of Revenue
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
2022
2023
2024
2025
13.3%
11.4%
9.6%

Note: Etsy's trajectory is declining toward peer norms; continued improvement expected as Depop sale closes and lower grant values flow through the P&L; 2025 grant values represented 2.3% of Consolidated GMS.

Etsy Standalone: Cumulative Percentage Decline in Average Grant Value per Employee from 2022

0%
-20%
-40%
-60%
Cumulative % decline from 2022
-45%
-45%
-55%
2022
2023
2024
2025

Note: Per-employee grant value has declined 55% from 2022 to 2025, with further reductions expected in 2026, demonstrating that cost reduction is a deliberate program decision — not solely a function of headcount changes or stock price.

Share-based Compensation Expense ($M)

Elo7 (divested 2023)
Reverb (divested 2025)
Depop (Pending divestiture 2026)
Etsy standalone
300
200
100
0
$231
$285
$283
$246
2022
2023
2024
2025

Note: Annual SBC expense for each year in the chart above generally reflects the prior four years of equity grants amortizing over their vesting periods. The elevated 2022–2023 grant values continue flowing through the P&L through Q1 2026 — when those awards are fully vested and roll off. Further deceleration in SBC expected from 2026 onward, reflective of grant reductions already made, not action still required.

Conclusion

Etsy's equity program is being actively managed down

- Total grant value has declined 56% from $627M (2022) to $278M (2025), with Etsy standalone alone down 55%. Further reductions are anticipated in 2026.
- Three subsidiaries — Elo7, Reverb, and Depop — have been or are being divested, structurally and permanently removing their equity costs.
- 2025 program changes (4→3 year vesting, LTC supplement below VP) were deliberate design decisions that reduced per-employee equity cost independent of stock price.
- Per-employee grant value at Etsy standalone has fallen more than 50% vs. 2022— a clear signal of management discipline.